EXHIBIT 10.51

Delivery Date: July 16, 2024

Merdad Parsey

Re:     Transition Services and General Release Agreement
Dear Merdad:
This Transition Services and General Release Agreement (this “Transition Agreement”), which provides for a Supplemental Release (together with the general release herein, the “Releases,” and this Transition Agreement and the Supplemental Release together, the “Agreement”), confirms the terms and conditions of your separation of employment with Gilead Sciences, Inc. (the “Company”), as well as the benefits the Company will provide to you in exchange for your consent to be bound by the terms of this Agreement and your execution of the Releases under and in accordance with the Gilead Sciences, Inc. Severance Plan (as in effect on the date hereof, the “Severance Plan”). If you agree to the terms of this Agreement, please sign above your name at the bottom of the last page prior to the expiration date set forth below. Regardless of whether or not you accept this Agreement, you will receive all earned but unpaid compensation, including the value of any accrued but unused vacation time, in your final paycheck.

TRANSITION SERVICES AND GENERAL RELEASE AGREEMENT
In exchange for the terms, conditions and releases set forth below, you and the Company agree as follows:
1.Employment Transition and Separation.
(a)You acknowledge and agree that you will continue to serve as a full-time, active employee of the Company in the role of Chief Medical Officer through the date that your identified successor commences employment with the Company (the “Transition Date”). You will serve as a non-executive, full-time employee in the role of senior advisor to the Company from the Transition Date through (i) April 1, 2025 or (ii) such later date as mutually agreed upon by you and the Company (such date, the “Separation Date”), and your employment relationship with the Company will terminate effective as of the Separation Date. For the avoidance of doubt, your termination of employment on the Separation Date will be without “Cause” as defined under the Severance Plan. After the Separation Date, you will not perform any further job duties for the Company or render services to the Company in any other capacity except as provided below. Accordingly, on the Separation Date, you shall incur a “separation from service” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code” and such section “Section 409A”). Notwithstanding the foregoing,

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the Company may terminate your employment at any time prior to the Separation Date for Cause (as defined in the Severance Plan), in which case you shall not be entitled to the Severance Pay Benefit set forth in Paragraph 2 below.
(b)From the date hereof through the Separation Date, (i) you shall, in good faith, perform such customary and transitional duties as are reasonably requested by the Company’s Chief Executive Officer, (ii) continue to be paid your annual base salary at the rate in effect as of the date hereof and (iii) except as set forth below, you shall continue to be eligible to participate in the Company’s employee benefit plans and programs in which you participate as of the date hereof.
(c)You will be eligible to receive a 2024 annual bonus based on actual performance and paid at the time such bonuses are paid to other Company executives (and in all events by March 15, 2025) based on your current target bonus amount of 100% of base salary and the actual salary amounts paid to you through December 31, 2024, including, for the avoidance of doubt, any salary paid for the Transition Period.
(d)You will be eligible to participate in the Company’s annual bonus program for 2025. To the extent the Separation Date occurs on or after December 31, 2025, your 2025 annual bonus will be based on actual performance and paid at the time such bonuses are paid to other Company executives (and in all events by March 15, 2026) based on your current target bonus amount of 100% of base salary and the actual salary amounts paid to you through December 31, 2025, including, for the avoidance of doubt, any salary paid for the Transition Period. If, as currently anticipated, the Separation Date occurs before December 31, 2025, you will not be paid a separate 2025 annual bonus and will instead be eligible to receive the Pro-Rated Bonus, a Severance Pay Benefit described in Paragraph 2(b) below, subject to the terms and conditions set forth with respect to Severance Pay Benefits below.
(e)It is not expected that you will receive any further equity awards from the Company following the date hereof.
2.Severance Pay Benefit. If you (i) sign and deliver this Transition Agreement as described in Paragraph 21 and (ii) sign and timely deliver the Supplemental Release in the form set forth as Attachment A hereto (the “Supplemental Release”) within 21 days following the Separation Date and do not subsequently revoke the Supplemental Release within the time period set forth therein, the Company will provide you with the following benefits (collectively, the “Severance Pay Benefit”) pursuant to, and subject to the terms and conditions contained in, this Agreement and the Severance Plan:
(a)Cash payments (the “Severance Payment”) equal to the equivalent of (i) 18 months of your current regular base pay for regularly scheduled work hours (for a total pre-tax amount of $1,720,500), plus (ii) 1.0 times the average of the actual bonuses earned by you under the Company’s annual bonus plan for the three fiscal years immediately preceding the

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year in which the Separation Date occurs, less (iii) all applicable withholdings and standard deductions. The Severance Payment will be paid in a series of successive equal periodic installments over a period of 18 months. The first such installment will be paid within the 60-day period following the Separation Date (provided that if such period spans two calendar years, payments shall commence in the second calendar year). Each subsequent installment will be paid on a successive basis thereafter on each regularly-scheduled pay date for the Company’s salaried employees. The Severance Payment amount will be included on an applicable W-2 Form issued by the Company.
(b)A pro-rated annual bonus for the fiscal year in which the Separation Date occurs (the “Pro Rata Bonus”), equal to the product of (i) your earned bonus for the year in which the Separation Date occurs (based on actual results without regard to any individual performance component) under the Company’s annual bonus plan, multiplied by (ii) a fraction, the numerator of which is that number of days you were employed by the Company during the year in which the Separation Date occurs and the denominator of which is the total number of days in such fiscal year. The Pro Rata Bonus will be paid at the time such bonuses are paid to other Company executives (and in all events by March 15 of the year following the year in which the Separation Date occurs). The Pro Rata Bonus amount will be included on an applicable W-2 Form issued by the Company.
(c)A lump sum cash payment equal to the costs of your health care continuation coverage as if you were electing coverage for you and your eligible dependents under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for 18 months (the “Lump Sum Health Care Payment”), less all applicable withholdings and standard deductions. Please note that if you are not a participant in the Company’s group health care plan as of the Separation Date, you will not be eligible for the Lump Sum Health Care Payment. The Lump Sum Health Care Payment, if applicable, will be paid within the (60-day period following the Separation Date (provided that if such period spans two calendar years, payments shall commence in the second calendar year). The Lump Sum Health Care Payment amount will be included on an applicable W-2 Form issued by the Company.
(d)Reasonable professional outplacement services as determined by the Company for a period of six consecutive months (“Outplacement Services”), provided you elect to begin the Outplacement Services within 30 days after either the Separation Date or the Effective Date of the Supplemental Release, whichever is later.
(e)In accordance with the terms of your applicable award agreements, (i) any unvested stock options, restricted stock units and performance shares that you hold on the Separation Date will be forfeited, and (ii) each vested stock option that you hold on the Separation Date will remain exercisable through the last business day prior to the expiration of the earlier of (A) the three-month period measured from the Separation Date, and (B) the maximum term of the stock option, as set forth in the applicable stock option agreement.

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(f)Notwithstanding any provision to the contrary, no Separation Pay Benefit (or component thereof) that is deemed to constitute “nonqualified deferred compensation” within the meaning of and subject to Section 409A shall be paid until the earlier of (i) the first day of the seventh month following the Separation Date or (ii) the date of your death, if you are deemed at the Separation Date to be a Specified Employee (as such term is defined in Section 409A) and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). Upon the expiration of the applicable deferral period, all payments deferred pursuant to this Paragraph 2(f), whether they were otherwise payable in installments or a lump sum, shall be paid to you in a lump sum without interest, and any remaining Severance Pay Benefit shall be paid in accordance with the schedule described above.
3.Repayment Obligations. In the event you receive payment under this Agreement in excess of the Severance Pay Benefit to which you are entitled under the Plan, you agree to repay the applicable excess amounts to the Company. In the event that you breach your obligations set forth herein (including without limitation under Paragraphs 9, 12, 14, 16, 17 and 22), you agree to repay the Severance Pay Benefit to the Company within 60 days following your receipt of the Company’s notification requesting such repayment. Notice shall be deemed effective upon receipt if made by email, personal delivery or upon deposit if sent by overnight courier or the U.S. Postal Service, in each case at your most recent address on file with the Company.
4.Clawback/Recoupment of the Severance Pay Benefit. The Severance Pay Benefit shall be subject to any recoupment policy that the Company may maintain from time to time, to the extent any such policy is applicable you, including, but not limited to, the Company’s Compensation Recovery Policy, designed to comply with the requirements of Rule 10D-1 promulgated under the Securities Exchange Act of 1934, as amended, and the Company’s Compensation Reconciliation and Recoupment Policy, as well as any recoupment provisions required under applicable law. Additionally, if at any time following the Separation Date the Company determines (and provides written notice thereof to you) that the Company would otherwise have been entitled to terminate your status as an employee for Cause, whether or not the Company was aware of such circumstances on the Separation Date, the Company shall be entitled to recover from you all or any portion of the gross amount of any Severance Pay Benefit paid to you.
5.Cessation of Company Benefits. Your eligibility to participate in the Company’s employee benefit plans and programs, such as the Company’s 401(k) plan, short- and long-term disability insurance, life insurance, the employee stock purchase plan, is governed by the terms of applicable benefits plans and programs, and will cease in accordance with those terms. If you participate in the Company’s group health insurance, your health insurance benefits will cease on the last day of the month in which the Separation Date falls, subject to your right to continue health insurance for you and any eligible dependents under COBRA or other applicable law should you be eligible to and make a timely election to do so. All of your other benefits will end on the Separation Date.

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6.Entire Consideration. You agree and acknowledge that the Severance Pay Benefit constitutes compensation that you would not otherwise be entitled to receive, now or in the future, and constitutes valuable consideration for the promises set forth in this Agreement. You agree that the Severance Pay Benefit will constitute the entire amount of monetary consideration provided to you under this Agreement and you will not seek from the Company or the Releasees (as defined below) any further compensation or other consideration for any other claimed obligation, entitlement, damage, cost, or attorneys’ fees in connection with the matters encompassed by this Agreement. You expressly acknowledge that you have not asserted against any Releasee any allegation or claim related to sexual harassment or sexual abuse, and therefore, you represent that no portion of the Severance Pay Benefit is provided to you in settlement or payment for any such allegation or claim.
7.Release of Claims. In consideration of the promises and commitments undertaken herein by the Company, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, you, on behalf of yourself, your agents, heirs, executors, successors and assigns, hereby irrevocably release, discharge, and covenant not to sue the Company, including its parents, subsidiaries, affiliates, partners, trustees, members, owners, labor contractors, staffing agencies, and related companies, and all of its and their respective past and present employees, directors, officers, principals, managers, shareholders, attorneys, accountants, representatives, insurers, agents, successors, predecessors, assignees, administrators, and other affiliated persons, and the Company’s and its affiliates’ benefit plans (and the fiduciaries and trustees of such plans) (individually and collectively the “Releasees”), with respect to any and all actions, causes of action, suits, liabilities, claims, and demands whatsoever (upon any legal or equitable theory, whether contractual, in tort, common law, statutory, federal, state, local or otherwise), and each of them, whether known or unknown, from the beginning of time up to and including the date you sign this Transition Agreement. The parties intend this release to be general and comprehensive in nature and to release all claims and potential claims against the Releasees to the maximum extent permitted at law. Claims being released include specifically by way of description, but not by way of limitation, any and all claims:
(a)arising out of or in any way related to your employment with the Company or any Releasee, including without limitation claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1866 and 1871, the Civil Rights Act of 1991, the Pregnancy Discrimination Act, the Equal Pay Act of 1963, the Rehabilitation Act of 1973, 42 U.S.C. § 1981 through § 1988, the Americans with Disabilities Act, the Pregnancy Disability Leave law, the Family and Medical Leave Act, the Employee Retirement Income Security Act, as amended, COBRA, the Occupational Safety and Health Act, the Immigration Reform and Control Act, the Worker Adjustment and Retraining Notification Act of 1988, the Health Insurance Portability and Accountability Act of 1996, the National Labor Relations Act of 1935, the Fair Labor Standards Act, the California Fair Employment and Housing Act, the California Family Rights Act, the Healthy Workplace Healthy Family Act of 2014, the California Labor Code, the Private Attorneys’ General Act (Labor Code§ 2698 et seq.), any Wage Orders issued

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by the California Industrial Welfare Commission, the California Business and Professionals Code, and any similar laws or regulations of any state, local, or federal governmental entity;
(b)arising out of or in any way related to any federal, state, or local law prohibiting bullying, harassment, retaliation, wrongful termination, or discrimination on any basis, including on the basis of sex, gender, race, color, religion, disability, medical condition, genetic information, pregnancy, sexual orientation, national origin, marital status, military or veteran status, citizenship, or for exercising any legal rights or otherwise engaging in any protected or concerted activity;
(c)for breach of contract (express or implied), breach of promise, wrongful discharge, unjust dismissal, retaliation, whistleblowing, breach of fiduciary duty, breach of implied covenant of good faith and fair dealing, defamation, wrongful denial of benefits, intentional and negligent infliction of emotional distress, negligence, and any intentional torts;
(d)arising out of or in any way related to the Severance Plan or any restricted stock unit agreement(s), stock option agreement(s), performance share agreement(s) or other equity award agreement(s) previously signed by you;
(e)for any alleged unpaid wages due, as to which you have considered and agree that there is a good-faith dispute as to whether such wages are due, and, based on this good-faith dispute, you release and waive any and all claims regarding any alleged unpaid wages and any corresponding penalties, interest, or attorneys’ fees, in exchange for the consideration provided in this Agreement;
(f)regarding benefits, vacation or sick leave or arising out of any employment contract, policy or procedure; and
(g)for any remedies available at law or in equity, including damages, penalties, restitution, liens, injunctive relief, or the recovery of attorneys’ fees, costs, or expert witness fees.
The only claims that you are not releasing under this Transition Agreement are (i) claims for payments under and as provided in this Transition Agreement, (ii) claims for vested benefits (including rights under equity awards), (iii) rights to coverage under indemnification agreements or policies or directors and officers liability insurance; and (iv) claims you may have for violation of any federal, state or local law that, by operation of law, are not waivable, including but not limited to unemployment, state disability, and California Labor Code Section 2802. With regard to Labor Code Section 2802 or similar law of any other state, you represent and warrant that you have been reimbursed all business expenses and other expenditures incurred in direct consequence of your duties for the Company.

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This release of claims does not prevent you or the Company or any Releasee from seeking a binding determination as to the validity of this Agreement or bringing an action in arbitration to enforce this Agreement.
8.Waiver of Unknown Claims. You expressly waive any and all rights or benefits conferred by the provisions of Section 1542 of the California Civil Code or similar law of any other state, and consent that this Transition Agreement shall be given full force and effect according to each and all of its express terms and conditions, including those relating to unknown and unsuspected claims, demands and causes of actions, if any. Section 1542 of the Civil Code states:
“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”
You acknowledge that you may later discover claims or facts in addition to or different to those which you now know or believe to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Transition Agreement, may have materially affected this settlement. Nevertheless, you waive any right, claim or cause of action that might arise as a result of such different or additional claims or facts.
9. Covenant Not to Sue. As to any claim released under the Releases, you specifically agree and acknowledge that: (a) such claims, including those you have or might have pertaining to your employment with any Releasee, or separation of employment from any Releasee, or pertaining to any Releasee’s employment practices arising under any municipal, state, or federal law, are completely released; and (b) you have not filed or initiated any complaints, charges, claims, or causes of action against any Releasee with any municipal, state, or federal government agency or court directly or indirectly related to your employment with Company, which includes, for the sake of clarity, claims of sexual assault, or workplace harassment or discrimination based on sex, or failure to prevent an act of workplace harassment or discrimination based on sex, or an act of retaliation against a person for reporting harassment or discrimination based on sex. You agree not to reargue, reinstitute, refile, appeal, renew, or seek reconsideration or any kind of judicial review of any of the claims released under this Agreement in any court or other legal forum whatsoever, nor shall any other court actions, suits, appeals or other legal proceedings of any type be pursued or filed that are connected in any fashion to your employment with the Company or to your separation from employment. For the sake of clarity, this covenant not to sue does not prevent you from seeking a binding determination as to the validity of this Agreement or from engaging in any protected activity described in Paragraph 10, nor does it cover any claim not released under the Releases.
10.Protected Activity. Nothing in this Agreement shall be construed to prohibit you from engaging in any protected or concerted activity, or filing a complaint or charge with, or

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participating in any investigation or proceeding conducted by, or providing information to or otherwise assisting the Equal Employment Opportunity Commission, Department of Fair Employment and Housing, National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state, or local governmental agency or commission (“Government Agencies”). By signing this Agreement you agree to waive your right to recover individual relief based on any claims asserted in such a complaint or charge; provided, however, that nothing in this Agreement limits your right to receive an award for information you provide to any Government Agencies that are authorized to provide monetary or other awards to eligible individuals who come forward with information that leads to an agency enforcement action. You further understand that this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any of the Government Agencies, including providing documents or other information, without notice to the Company, nor does it limit your ability to disclose factual information relating to a claim filed in a civil action or a complaint filed in an administrative action regarding sexual assault, or workplace harassment or discrimination based on sex, or failure to prevent an act of workplace harassment or discrimination based on sex, or an act of retaliation against a person for reporting harassment or discrimination based on sex. Should any charge or action be filed on your behalf involving claims released by the Releases, you agree to promptly inform the relevant agency, court, or arbitral forum that any individual claims you might otherwise have had have been released. Additionally, nothing in this Agreement shall prohibit you from (a) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful, (b) reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or (c) making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation, and you do not need prior authorization from the Company to make any such reports or disclosures and you are not required to notify the Company that you have made such reports or disclosures.
11.No Admission of Liability. Neither this Agreement, nor anything contained in it, shall constitute or shall be used or construed as an admission or as evidence of any liability or wrongdoing. Neither this Agreement, nor anything contained in it, shall be introduced in any proceeding except to enforce this Agreement or to defend against any claim relating to the subject matter of the release contained herein or as required by court order, subpoena or other legal process, and such introduction under these exceptions shall be pursuant to an appropriate order protecting its confidentiality.
12.Non-Solicitation of Employees. You agree not to interfere with the Company’s business by soliciting, or causing or encouraging another person to solicit, any employee of the Company to terminate or cease his or her employment with the Company for a period from the date hereof through 12 months after either the Separation Date or the Effective Date of the

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Supplemental Release, whichever is later, provided that general solicitation through a public medium not directly or indirectly targeted at employees of the Company shall not be considered a breach of this Paragraph 12.
13. Governing Law and Venue. The rights and obligations of you and the Company will be construed and enforced in accordance with, and will be governed by, the laws of the State of California, without regard to principles of conflict of laws. Any dispute or claim arising out of or in connection with this Agreement or relating in any way to your employment, including any dispute regarding the enforceability, interpretation, construction or breach of this Agreement, will be resolved exclusively by binding arbitration in accordance with the then-applicable JAMS rules, policies, and/or procedures for employment-related disputes provided, however, that any claims, which by law may not be submitted to arbitration are not covered by this arbitration provision. This means that both you and the Company give up the right to have any dispute decided in court by a jury; instead, a neutral arbitrator whose decision is final and binding will resolve it, subject to judicial review as provided by law. Furthermore, any such dispute or claim shall be brought in an individual capacity, and not as a plaintiff or class member in any purported or actual class or collective action proceeding except where applicable law prohibits a class or collective action waiver. A copy of the JAMS Employment Arbitration Rules and Procedures can be found online at www.jamsadr.com/rules-employment-arbitration/. There will be one arbitrator appointed in accordance with said rules. The arbitrator will conduct any arbitration consistent with the rules. The arbitrator will have the authority to determine the arbitrability of any dispute between the parties. The arbitrator will have the authority to award attorneys’ fees to the prevailing party pursuant to statute or this Agreement as described below in Paragraph 24. If there is a dispute as to who is the prevailing party in the arbitration, the arbitrator will decide this issue. The Federal Arbitration Act shall govern the enforceability of this arbitration agreement.
14. Confidentiality Agreement. You acknowledge that you signed an Employee Confidential Information and Invention Assignment Agreement (“CIIA”) in connection with your employment with the Company, and that your obligations to protect the Company’s confidential and proprietary information, and prevent the disclosure of any such information in your possession, are continuing and survive the termination of your employment with the Company. Notwithstanding any provisions in this Agreement or the CIIA related to the unauthorized use or disclosure of trade secrets, you are hereby notified that, pursuant to the Defend Trade Secrets Act of 2016, you cannot be held criminally or civilly liable under any Federal or State trade secret law or this Agreement for the disclosure of a trade secret that is made (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (b) solely for the purpose of reporting or investigating a suspected violation of law. You also may not be held so liable for such disclosures made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, individuals who file a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document

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containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. Additionally, in accordance with the provisions of California Labor Code section 2870, you understand that the provisions of this Agreement and the CIIA requiring assignment of inventions to the Company shall not apply to any invention that you have developed entirely on your own time without using the Company’s equipment, supplies, facilities, trade secret information or confidential information except for those inventions that either (i) relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company or (ii) result from any work that you performed for the Company.
15. Neutral Reference. The Company agrees that if it is asked for a reference, it will respond that pursuant to Company policy, the Company can only provide your name, your position, the dates of your employment and, with written authorization from you, your salary and will provide only such information in response to a request for a reference. Such inquiries should be directed to HR Answer by email at HR.Answer@gilead.com.
16.Cooperation. You agree to provide reasonable information when requested by the Company about subjects you worked on during your employment. You further agree to cooperate fully with the Company to facilitate an orderly transition of your job responsibilities to person(s) designated by the Company. You agree that, as requested by the Company or its counsel, you will fully cooperate with the Company and its counsel in any formal or informal inquiry, investigation, disciplinary or other proceeding initiated by any government agency. You further agree to fully cooperate with the Company and its counsel in both the pursuit or prosecution of any claim or right the Company may hold against others for damages or relief and in defending the Company against any pending or future claims, complaints or actions brought against the Company, including but not limited to regulatory actions, administrative proceedings, arbitration claims or lawsuits, as well as any independent investigations by the Board of Directors of the Company (“Board”) in conjunction with a stockholder demand. In this regard, you agree that you will promptly provide all information or documents you may possess relevant to the subject matter of any inquiry, and that you will testify truthfully and with complete candor in connection with any such matter. Nothing in this Agreement shall require you to act in an unlawful manner. You agree that the Severance Pay Benefit you receive pursuant to this Agreement is intended to fully compensate you for any services you perform pursuant to this Paragraph 16 through the second anniversary of the Separation Date. Should your services be required after the second anniversary of the Separation Date, you will be compensated for any further cooperation at an agreed upon hourly rate.
17.Non-Disparagement. Other than in connection with filing a charge or participating in any investigation or proceeding conducted by any Government Agency when constituting protected activity described in Paragraph 10 including, but not limited to, making disclosures that are protected under the whistleblower provisions of federal or state law or regulation, You will not criticize, denigrate, or otherwise disparage the Company, or any other Releasee, or any of their products, processes, policies, practices, standards of business conduct,

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or areas of research, or counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company or any Releasee.
18.Integration and Amendment. This Agreement, including the Releases, collectively, constitute and contain the entire agreement and understanding between the parties concerning the subject matters specifically addressed herein, including but not limited to eligibility for and payment of severance or separation benefits, and supersede and replace all prior negotiations and all agreements proposed or otherwise, whether written or oral. This Agreement, however, does not modify, amend or supersede written Company agreements that are consistent with enforceable provisions of this Agreement, and any other agreements regarding intellectual property, invention assignment and confidentiality, including but not limited to the CIIA or any other confidentiality agreements, restricted stock unit agreement(s), stock option agreement(s), performance share agreement(s) or other equity award agreement(s) previously signed by you. The CIIA and any such confidentiality agreements or restricted stock unit agreement(s), stock option agreement(s), performance share agreement(s) or equity award agreement(s) are herein incorporated by reference and remain fully enforceable as part of this integrated document, as amended by this Agreement. Except for any changes that the Company may make with respect to Section 409A as set forth in Paragraph 23 of this Transition Agreement, this Agreement can only be changed or modified by another written agreement signed by you and an authorized executive officer of the Company.
19.Severability. If any provision of this Agreement or the application thereof is held invalid, such invalidation will not affect other provisions or applications of this Agreement and to this end, the provisions of this Agreement are declared to be severable.
20.Execution and Copies. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic, PDF, and facsimiled copies of signed counterparts may be used in lieu of the originals for any purpose.
21.Knowing and Voluntary Agreement. By your signature below, you understand and agree that:
(a)To accept this Transition Agreement, you must sign and date this Transition Agreement by 5:00 p.m. on Tuesday, July 16, 2024.
(b)You have carefully read and fully understand all of the provisions of this Agreement and are hereby advised to consult with legal counsel.
(c)You are, through this Agreement, releasing the Company from any and all claims you may have against the Company consistent with the terms of this Agreement;

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provided, however, that you understand that rights or claims that may arise after the date of signing are not waived in this Transition Agreement.
(d)You knowingly and voluntarily agree to all of the terms set forth in this Agreement.
(e)You knowingly and voluntarily intend to be legally bound by the terms set forth in this Agreement.
(f)This Transition Agreement, and the Release herein, shall become effective and irrevocable on the date you sign it.
22.Return of Property. On or before the Separation Date, and as a condition precedent to your receipt of the Severance Pay Benefit, you will return to the Company any and all Company property, including, but not limited to, documents (in whatever paper or electronic form they exist), things relating to the business of the Company or containing confidential information and all intellectual, electronic and physical property belonging to the Company that is in your possession or control, including but not limited to any Company computer, laptop, cell phone, tablet, office keys, credit card, entry cards, and identification badges.
23. Deferred Compensation Tax Consequences. All payments and benefits described in this Agreement are intended to comply with the requirements of Section 409A or an exemption therefrom; provided, however, that the Company does not warrant or guarantee such compliance. Under no circumstances may the time or schedule of any payment made or benefit provided pursuant to this Agreement be accelerated or subject to a further deferral except as permitted or required pursuant to regulations and other guidance issued pursuant to Section 409A. You shall not have any right to make any election regarding the time or form of any payment due under the terms of this Agreement. In the event that any change to this Agreement or any additional terms are required to comply with Section 409A (or an exemption therefrom), the parties shall cooperate and use reasonable efforts to modify the terms of this Agreement to comply with Section 409A while preserving the economic benefits hereunder to the extent possible. Furthermore, neither the Company nor its counsel has made any representations regarding the taxability of the monetary consideration to be made by the Company pursuant to this Agreement. You understand and expressly agree that in the event any income or other taxes, including any interest and/or penalties, are determined to be owed by you on any portion of the payments made hereunder, you are solely responsible for the payment of such amounts, and you agree that you shall fully indemnify the Company for any taxes, penalties, interests, fees, costs and other damages incurred or paid by the Company related to the taxability of the payments made hereunder. The Company agrees to notify you within a reasonable time period regarding any payments sought from it for such alleged taxes, penalties, interest, fees, costs and/or other damages related to the taxability of payments made by it pursuant to this Agreement so that you will have a reasonable opportunity to defend against such claims.

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24.Attorneys’ Fees and Costs. In the event that either the Company or you bring an action to enforce this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including the cost of arbitration and all reasonable attorneys’ fees incurred in connection with such an action.
25.Further Assurances. You shall, and shall cause your affiliates, representatives and agents to, from time to time at the request of the Company and without any additional consideration, furnish the Company with such further information or assurances, execute and deliver such additional documents, instruments and conveyances, and take such other actions and do such other things, as may be reasonably necessary or desirable to carry out the provisions of this Agreement.
26.Plan Terms. The details of the Plan are encompassed in the Gilead Sciences, Inc. Severance Plan and Summary Plan Description. A copy of the Severance Plan is attached.

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To accept these terms, please sign and date below and return this Agreement as set forth above. The offer of this Agreement shall expire at 5:00 p.m. on Tuesday, July 16, 2024.

Sincerely,
/s/ Jyoti Mehra_____________________
Name: Jyoti Mehra
         Title: EVP, Human Resources

PLEASE READ CAREFULLY. THIS AGREEMENT CONTAINS A GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.
I have read and understood the foregoing Transition Services and General Release Agreement, have been advised to and have had the opportunity to discuss it with anyone I desire, including an attorney of my own choice, and I accept and agree to its terms, acknowledge receipt of a copy of the same and the sufficiency of the Severance Pay Benefit described above, and hereby execute this Transition Services and General Release Agreement voluntarily and with full understanding of its consequences.

/s/ Merdad Parsey_______________        July 16, 2024_______________________
Merdad Parsey                Date

Attachment A

PLEASE READ CAREFULLY. THIS AGREEMENT CONTAINS A GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

SUPPLEMENTAL RELEASE OF CLAIMS

This Supplemental Release (this “Supplemental Release”) is made between Merdad Parsey (“Parsey”) and Gilead Sciences, Inc. (“Gilead”) pursuant to the Transition Services and General Release Agreement by and between Parsey and Gilead (the “Transition Agreement”), and is effective on the Effective Date set forth in Paragraph 2 of this Supplemental Release.
1.Release of Claims.
(a)    General Release. In consideration of the promises and commitments undertaken by Gilead in the Transition Agreement, and for other good and valuable consideration, the receipt and sufficiency of which Parsey hereby acknowledges, Parsey on behalf of himself, his agents, heirs, executors, successors and assigns, hereby releases, discharges, and covenants not to sue Gilead, including its parents, subsidiaries, affiliates, partners, trustees, members, owners, labor contractors, staffing agencies, and related companies, and all of its and their respective past and present employees, directors, principals, managers officers, shareholders, attorneys, accountants, representatives, insurers, agents, successors, predecessors, assignees, administrators, and other affiliated persons, and Gilead’s and its affiliates’ benefit plans (and the fiduciaries and trustees of such plans) (individually and collectively the “Releasees”), with respect to any and all actions, causes of action, suits, liabilities, claims, and demands whatsoever (upon any legal or equitable theory, whether contractual, in tort, common law, statutory, federal, state, local or otherwise), and each of them, whether known or unknown, from the beginning of time up to and including the date Parsey executes this Supplemental Release. Parsey and Gilead intend this release to be general and comprehensive in nature and to release all claims and potential claims against the Releasees to the maximum extent permitted at law. Claims being released include specifically by way of description, but not by way of limitation, any and all claims:
(i)arising out of or in any way related to Parsey’s employment with Gilead or any Releasee, including without limitation claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1866 and 1871, the Civil Rights Act of 1991, the Pregnancy Discrimination Act, the Equal Pay Act of 1963, the Rehabilitation Act of 1973, 42 U.S.C. § 1981 through § 1988, the Americans with Disabilities Act, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act of 1990, the Pregnancy Disability Leave law, the Family and Medical Leave Act, the Employee Retirement Income Security Act, as amended, the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, the Occupational Safety and Health Act, the Immigration Reform and Control Act, the Worker Adjustment and Retraining Notification Act of 1988, the Health Insurance Portability and Accountability Act of 1996, the National Labor Relations Act of 1935, the Fair Labor Standards Act, the California Fair Employment and Housing Act, the California Family

Rights Act, the Healthy Workplace Healthy Family Act of 2014, the California Labor Code, the Private Attorneys’ General Act (Labor Code§ 2698 et seq.), any Wage Orders issued by the California Industrial Welfare Commission, the California Business and Professionals Code, and any similar laws or regulations of any state, local, or federal governmental entity;
(ii)arising out of or in any way related to any federal, state, or local law prohibiting bullying, harassment, retaliation, wrongful termination, or discrimination on any basis, including on the basis of age, sex, gender, race, color, religion, disability, medical condition, genetic information, pregnancy, sexual orientation, national origin, marital status, military or veteran status, citizenship, or for exercising any legal rights or otherwise engaging in any protected or concerted activity;
(iii)for breach of contract (express or implied), breach of promise, wrongful discharge, unjust dismissal, retaliation, whistleblowing, breach of fiduciary duty, breach of implied covenant of good faith and fair dealing, defamation, wrongful denial of benefits, intentional and negligent infliction of emotional distress, negligence, and any intentional torts;
(iv)arising out of or in any way related to the Plan or any restricted stock unit agreement(s), stock option agreement(s), performance share agreement(s) or other equity award agreement(s) previously signed by Parsey;
(v)for any alleged unpaid wages due, as to which Parsey has considered and agree that there is a good-faith dispute as to whether such wages are due, and, based on this good-faith dispute, Parsey releases and waives any and all claims regarding any alleged unpaid wages and any corresponding penalties, interest, or attorneys’ fees, in exchange for the consideration provided in the Transition Agreement; and
(vi)regarding benefits, vacation or sick leave or arising out of any employment contract, policy or procedure;
(vii)for any remedies available at law or in equity, including damages, penalties, restitution, liens, injunctive relief, or the recovery of attorneys’ fees, costs, or expert witness fees.
(b)    The only claims that Parsey is not releasing under this Supplemental Release are (i) claims for payment under the Transition Agreement, (ii) claims for vested benefits (including rights under equity awards), (iii) rights to coverage under indemnification agreements or policies or directors and officers liability insurance and (iv) claims Parsey may have for violation of any federal, state or local law that, by operation of law, are not waivable, including but not limited to unemployment, state disability, and California Labor Code Section 2802. With regard to Labor Code Section 2802 or similar law of any other state, Parsey represents and warrants that Parsey has been reimbursed all business expenses and other expenditures incurred in direct consequence of Parsey’s duties for Gilead.

(c)     This Supplemental Release does not prevent Parsey or Gilead or any Releasee from seeking a binding determination as to the validity of this Supplemental Release or the Transition Agreement or bringing an action in arbitration to enforce this Supplemental Release or the Transition Agreement.
(d)    Waiver of Unknown Claims. Parsey expressly waives any and all rights or benefits conferred by the provisions of Section 1542 of the California Civil Code or similar law of any other state, and consents that this Supplemental Release and the Transition Agreement shall be given full force and effect according to each and all of its express terms and conditions, including those relating to unknown and unsuspected claims, demands and causes of actions, if any. Section 1542 of the Civil Code states:
“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release, and that if known by him or her, would have materially affected his or her settlement with the debtor or released party.”
Parsey acknowledges that Parsey may later discover claims or facts in addition to or different to those which Parsey now knows or believes to exist with respect to the subject matter of this Supplemental Release and the Transition Agreement and which, if known or suspected at the time of executing this Supplemental Release, may have materially affected this settlement. Nevertheless, Parsey waives any right, claim or cause of action that might arise as a result of such different or additional claims or facts.
(e)    Covenant Not to Sue. As to any claim released under the Releases, Parsey specifically agrees and acknowledges that: (i) such claims, including those Parsey has or might have pertaining to Parsey’s employment with any Releasee, or separation of employment from any Releasee, or pertaining to any Releasee’s employment practices arising under any municipal, state, or federal law, are completely released; and (ii) Parsey has not filed or initiated any pending complaints, charges, claims, or causes of action against any Releasee with any municipal, state, or federal government agency or court directly or indirectly related to Parsey’s employment with Gilead, which includes, for the sake of clarity, claims of sexual assault, or workplace harassment or discrimination based on sex, or failure to prevent an act of workplace harassment or discrimination based on sex, or an act of retaliation against a person for reporting harassment or discrimination based on sex. Parsey agrees not to reargue, reinstitute, refile, appeal, renew, or seek reconsideration or any kind of judicial review of any of the claims released under this Agreement in any court or other legal forum whatsoever, nor shall any other court actions, suits, appeals or other legal proceedings of any type be pursued or filed that are connected in any fashion to Parsey’s employment with Gilead or to Parsey’s separation from employment. For the sake of clarity, this covenant not to sue does not prevent Parsey from seeking a binding determination as to the validity of this Supplemental Release or from engaging in any protected activity described in Paragraph 1(f), nor does it cover any claim not released under this Supplemental Release.

(f)    Protected Activity. Nothing in this Agreement shall be construed to prohibit Parsey from engaging in any protected or concerted activity, or filing a complaint or charge with, or participating in any investigation or proceeding conducted by, or providing information to or otherwise assisting the Equal Opportunity Employment Commission, Department of Fair Employment and Housing, National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state, or local governmental agency or commission (“Government Agencies”). By signing this Agreement Parsey agrees to waive Parsey’s right to recover individual relief based on any claims asserted in such a complaint or charge; provided, however, that nothing in this Agreement limits Parsey’s right to receive an award for information Parsey provides to any Government Agencies that are authorized to provide monetary or other awards to eligible individuals who come forward with information that leads to an agency enforcement action. Parsey further understands that this Agreement does not limit Parsey’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any of the Government Agencies, including providing documents or other information, without notice to Gilead nor does it limit Parsey’s ability to disclose factual information relating to a claim filed in a civil action or a complaint filed in an administrative action regarding sexual assault, or workplace harassment or discrimination based on sex, or failure to prevent an act of workplace harassment or discrimination based on sex, or an act of retaliation against a person for reporting harassment or discrimination based on sex. Should any charge or action be filed on Parsey’s behalf involving claims released by the Releases, Parsey agrees to promptly inform the relevant agency, court, or arbitral forum that any individual claims Parsey might otherwise have had have been released. Additionally, nothing in this Agreement shall prohibit Parsey from (i) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Parsey has reason to believe is unlawful, (ii) reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or (iii) making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation, and Parsey does not need prior authorization from Gilead to make any such reports or disclosures and Parsey is not required to notify Gilead that Parsey has made such reports or disclosures.
(g)    Knowing and Voluntary Agreement. Parsey expressly recognizes and agrees that, by entering into this Agreement, Parsey is waiving any and all rights or claims that Parsey may have arising under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act of 1990, which have arisen on or before the date Parsey executes this Release.
2.Revocation and Effective Date.
(a)    Parsey acknowledges that Parsey has carefully read and fully understands all of the provisions of this Supplemental Release and is hereby advised to consult with legal counsel. Parsey acknowledges that Parsey has 21 full calendar days within which to consider this

Supplemental Release before executing it. Parsey is free to sign this Supplemental Release in less than 21 days, but should Parsey take fewer than 21 days to review and sign this Supplemental Release, Parsey knowingly and voluntarily waives Parsey’s right to review for the full 21-day period. Parsey further acknowledges that unless more time is required by applicable law or as set forth below, Parsey has seven calendar days within which to revoke this Supplemental Release after it is executed by Parsey (the “Revocation Period”). Any such revocation shall be in writing and shall be sent by email or certified mail to:
Jyoti Mehra
Executive Vice President, Human Resources
Gilead Sciences, Inc.
333 Lakeside Drive
Foster City, CA 94404
[…***…]
(a)Parsey’s written revocation must be postmarked on or before the end of the seventh day after Parsey initially signed the Supplemental Release, provided, however, that the expiration of the Revocation Period and deadline to submit the written revocation will be extended to the next business day after such Revocation Period expires should the seventh day fall on a Saturday, Sunday, or holiday recognized by the U.S. Postal Service, or if a revocation period longer than seven calendar days is required under applicable law. If Parsey revokes this Supplemental Release, Parsey will not be entitled to the Severance Pay Benefit (as defined in the Transition Agreement). If Parsey does not revoke this Supplemental Release in the time specified above, the Supplemental Release shall become effective once the Revocation Period expires (the “Effective Date”).
(b)    This Supplemental Release may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic, PDF, and facsimiled copies of signed counterparts may be used in lieu of the originals for any purpose.
(c)    This Supplemental Release was entered into in California and the rights and obligations of Parsey and Gilead will be construed and enforced in accordance with, and will be governed by, the laws of the State of California, without regard to principles of conflict of laws.
3.Further Assurances.
Parsey shall, and shall cause Parsey’s affiliates, representatives and agents to, from time to time at the request of Gilead and without any additional consideration, furnish Gilead with such further information or assurances, execute and deliver such additional documents, instruments and conveyances, and take such other actions and do such other things, as may be reasonably necessary or desirable to carry out the provisions of this Agreement.
4.Integration.
This Supplemental Release shall constitute a part of the Transition Agreement entered into by and between Gilead and Parsey, which collectively constitute and contain the entire agreement and understanding between the parties concerning the subject matters specifically addressed herein, including but not limited to eligibility for and payment of severance or separation benefits, and supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral. Except as otherwise set forth in this Supplemental Release, this Supplemental Release shall be governed by the terms and conditions of the Transition Agreement.

NOT TO BE SIGNED UNTIL THE SEPARATION DATE
I have read and understood the foregoing Supplemental Release, have been advised to and have had the opportunity to discuss it with anyone I desire, including an attorney of my own choice, and I accept and agree to its terms, acknowledge receipt of a copy of the same and the sufficiency of the monies and benefits described above, and hereby execute this Supplemental Release voluntarily and with full understanding of its consequences.

EXECUTED this ___________ day of ___________, 2025, at ________________.

_________________________________
    Merdad Parsey

EXECUTED this ________ day of ___________ 2025, at Foster City, California.

Gilead Sciences, Inc.

By:     _____________________________________
    Name:
    Title: